Exhibit 10.2

SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement (the “Agreement”) is by and between Harley-Davidson Motor Company (the “Company”) and Michelle Kumbier (“Kumbier”). Kumbier enters into this Agreement on behalf of her spouse, heirs, successors, assigns, executors, and representatives of any kind.

RECITALS:

    WHEREAS, Kumbier and the Company have disputes over events that allegedly occurred relative to her resignation from the Company;

    WHEREAS, Kumbier has threatened litigation against the Company in connection with those events relative to her separation from the Company;

    WHEREAS, the Company has denied and continues to deny Kumbier’s allegations, and has denied and continues to deny that it has any liability to Kumbier on any of her disputed claims; and

    WHEREAS, Kumbier voluntarily and with full knowledge of her rights and the provisions herein, having the benefit of the advice of counsel, now desires to settle, compromise, and dispose of the above-described claim and lawsuit, and any other claims that she has or might have against the Company upon the terms and conditions hereinafter set forth; and

    WHEREAS, the Company voluntarily and with full knowledge of its rights and the provisions herein, having the benefit of the advice of counsel, and without any admission of liability, misconduct or wrongdoing, now desires to settle, compromise, and dispose of the above-described allegations, claims, and threatened litigation upon the terms and conditions hereinafter set forth;

    NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants contained herein, and other valuable consideration, it is hereby covenanted and agreed as follows:

1.The Company will, within 14 days of the Effective Date as defined in paragraph 16, tender a lump sum payment in the form of a check payable to Kumbier in the amount of Six Hundred and Sixty Thousand Dollars ($660,000.00), less applicable taxes and withholdings (“the Settlement Amount”) as consideration for the promises and obligations in this Agreement. Kumbier acknowledges the Settlement Amount is greater than what she would otherwise be entitled to under the Company’s normal policies and procedures. Kumbier releases the Company, its parent, its parent’s direct or indirect subsidiaries, related and affiliated companies, and each of their past and present Executives, directors, officers, agents, insurers, successors, executors, assigns and representatives (referred to in this Agreement as “Released Parties”) from all claims, charges, demands, and liabilities of any kind arising before or through the date of this Agreement. This release includes, but is not limited to, all claims, charges, demands and liabilities arising out of or in connection with Kumbier’s employment with the

Exhibit 10.2
Company, and any other contract between Kumbier and the Company, or the termination of Kumbier’s employment. Kumbier also releases and waives any claim or right to further compensation, benefits, reinstatement of employment, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties. Notwithstanding the foregoing, nothing in this release shall affect the rights, if any, Kumbier may have to any vested benefits under outstanding restricted stock awards and stock options vested prior to Last Day under the Harley-Davidson, Inc. 2009 or 2014 Amended Incentive Stock Plans.
2.    Kumbier fully understands and acknowledges that the general release contained in paragraph 1 above includes a release of any rights or claims Kumbier may have under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866 (42 U.S.C. §§ 1981 and 1983); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Genetic Information Nondiscrimination Act; the Federal Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Executive Retirement Income Security Act of 1974; the Wisconsin Fair Employment Act; the Wisconsin Family and Medical Leave Act; the Wisconsin Business Closing and Mass Layoff Notification Law (Wis. Stat. § 109.07); the Milwaukee Housing and Employment Discrimination Ordinance; and any other federal, state or local laws or regulations of any kind. The general release contained in this Agreement also includes, but is not limited to, a release by Kumbier of any claims for wrongful termination or any tort, breach of contract or invasion of privacy claims. The release covers both claims that Kumbier knows about and those Kumbier may not know about. One exception to this release is that the Company re-affirms its obligations under its charter, by-laws, operating agreement, board resolutions, policies or similar documents, and under the law applicable to the Company as an entity, to indemnify and hold Kumbier harmless, including attorneys’ fees, from any third-party claim made against Kumbier for activities arising out of Kumbier’s employment with the Company subject to the terms (including the exceptions) of such indemnity obligations.

3.    Kumbier states that she has not filed or joined in any complaints, charges, lawsuits or proceedings of any kind against the Company or any of the other Released Parties.
4.Kumbier promises never to file or join in any complaints or proceedings of any kind asserting any claims that are released in this Agreement, except as otherwise provided in paragraph 10 below. If Kumbier breaks this promise and files or voluntarily joins in any complaint or proceeding based on any claim that Kumbier has released, the Company reserves the right to cease any remaining payments and benefits to which Kumbier may otherwise be entitled pursuant to this Agreement. In that event, Kumbier also agrees that she will reimburse the Company the Settlement Amount and will pay for all costs incurred by the Company or any of the other Released Parties in defending against Kumbier’s claim, including reasonable attorneys’ fees; provided, however, this does not restrict Kumbier from proceeding against the Company in the event the Company breaches this Agreement and, in such event, Kumbier shall not be responsible for the Company’s or any other Released Parties’ costs of defense.

Exhibit 10.2
Kumbier’s obligation contained in this paragraph 4 to pay the Company’s costs, including attorneys’ fees, and to pay back the Settlement Amount already provided to Kumbier pursuant to paragraph 1 does not apply to an action by Kumbier challenging the validity of this Agreement under the Age Discrimination in Employment Act. However, to the extent that Kumbier files such a claim, any remedy would be limited pursuant to paragraph 10 below.
5.By making this Agreement, the Company does not admit any liability to Kumbier and expressly denies any such liability.
6.Kumbier agrees to keep the existence, terms, and conditions of this Agreement completely confidential and not to disclose (whether in person, by telephone, electronically, through the internet, or via any other mode of communication) any information concerning the Agreement to anyone, except that Kumbier may share information concerning the Agreement with her spouse, legal counsel, accountant, and tax advisors as necessary for the purposes of legal or tax advice. Kumbier may also share information concerning the Agreement if legally required to do so. If Kumbier is subpoenaed in a matter in which she may have to reveal the existence, terms or conditions of this Agreement, Kumbier will provide written notice within three (3) days of receipt of such subpoena to the Chief Legal Officer, Harley-Davidson, Inc., 3700 W. Juneau Ave., Milwaukee, WI 53208. Kumbier agrees to instruct all individuals who may be informed of the existence, terms, and conditions of this Agreement, of the confidential nature of the Agreement and to obtain a pledge from those individuals to maintain confidentiality. Kumbier realizes that violation by Kumbier of this confidentiality provision will cause the Company irreparable injury and damage, entitling the Company to injunctive relief as well as any other available legal remedies. If Kumbier violates this confidentiality provision, Kumbier agrees to pay all of the Company’s attorneys’ fees and costs incurred in enforcing this Agreement. The confidentiality obligations contained in this paragraph 6 do not apply to a court action challenging the validity of this Agreement under the Age Discrimination in Employment Act.
7.Just as the Company has re-affirmed its obligations to Kumbier at the end of paragraph 2 above, Kumbier likewise agrees that Kumbier will make herself reasonably available to the Company if expressly requested by the Company, for example, to assist in defending current or future litigation, arbitrations or other disputes. If Kumbier incurs any expenses in performing such services, the Company will reimburse Kumbier all reasonable approved expenses. Kumbier will not be entitled to any additional compensation for any such services.
8.Kumbier confirms she has returned all Company property to the Company including all documents, reports, credit cards, computer equipment including but not limited to any laptop and/or USB drive(s), phones, identification cards and other Company equipment, if any are still in Kumbier’s possession. Kumbier agrees that she will delete all Company information, if any, from her personal computer(s), laptop(s), smartphone(s), tablet(s), and/or USB drive(s). Kumbier further represents that Kumbier has returned all other property and information belonging to the Company in all formats and media, including, but not limited to, all employee information, personnel information (including but not limited to all files, investigation and meeting notes, employment statistics and all other information collected in connection with

Exhibit 10.2
Kumbier’s performance of duties for the Company), confidential business information, strategy information and plans, technical and product information, pricing information and customer information such as customer lists and customer identification information, brochures, specifications, quotations, marketing strategies, inventory records, sales records, or other similar material; provided that the foregoing information, brochures, etc., shall not include information that is available to the public. Kumbier acknowledges that she has not kept any copies, nor made or retained any abstracts or notes, of such information to be returned hereunder in any form or media including any information on Kumbier’s personal computer(s) or laptop(s). Kumbier further reaffirms that based upon Kumbier’s obligations under the Wisconsin Trade Secrets Act and fiduciary duties as a key employee under common law, for a period of two years after April 3, 2020, Kumbier’s last day of employment (“Last Day”), Kumbier will keep completely confidential and share with no other person, employer or entity, any information Kumbier acquired at the Company relating to any of the confidential matters described in this paragraph, and that Kumbier will comply with all terms of the Employee Commitment Kumbier electronically executed on February 18, 2016, a copy of which is attached as Attachment A and incorporated herein. In the event that Kumbier breaks this promise, the Company reserves the right to cease any remaining payments and benefits. Nothing in this paragraph shall limit the duration of Kumbier’s obligation to refrain from misappropriating trade secrets of the Company.
9.Kumbier agrees that she publicly will indicate only that she is no longer employed by the Company. Kumbier agrees that she will not make statements inconsistent with the Company’s announcement regarding her departure, and will not at any time after the Last Day represent that she remains a current or active employee of the Company. Kumbier further agrees to not take any action or make any statements that would be harmful or disparaging or that could reasonably be viewed as reflecting negatively on the reputation of the Company or any of its officers, directors, or other employees before or after the execution of this Agreement.

If Kumbier breaks this promise, Kumbier will reimburse the Company for the Settlement Amount provided to Kumbier pursuant to paragraph 1.

All requests for a job reference from the Company should be addressed to:
Vice President, Human Resources
            Harley-Davidson Motor Company
            3700 W. Juneau Avenue
            Milwaukee, WI 53208
            414-343-8208

Nothing in this Agreement (including any confidentiality provision in paragraph 6, the non-disparagement provision in paragraph 9, and the covenant not to sue in paragraph 4) prevents Kumbier from (i) filing a charge or complaint with any appropriate federal, state or local agency or court; (ii) testifying, assisting, participating in, or cooperating with the investigation of any charge or complaint pending before or being investigated by such agency or court; (iii) enforcing this Agreement; (iv) seeking a judicial determination of the validity of the

Exhibit 10.2
Agreement’s waiver of Kumbier’s claims under the Age Discrimination in Employment Act; or (v) reporting violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receiving any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, or making other disclosures protected under the whistleblower provisions of state or federal law or regulation.
Kumbier understands that, with the exception of financial awards from the SEC and OSHA for reporting violations of the laws those agencies administer, this Agreement will completely bar any recovery or relief obtained on Kumbier’s behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that Kumbier has released against the Released Parties.
11.    Kumbier agrees that she will not recruit, solicit or encourage any employee of the Company or any of its subsidiaries, related or affiliated companies, whom Kumbier directly or indirectly supervised or about whom Kumbier received confidential information during the two years preceding termination to leave his or her employment to work for another entity for a period of two (2) years from the Last Day. Kumbier shall contact the Vice President, Human Resources for Harley-Davidson, Inc. for confirmation of the expectations set forth in this paragraph if Kumbier has any concern that any of Kumbier’s actions may be considered a violation of this paragraph. Any understanding between Kumbier and the Vice President, Human Resources detailing specific conduct permitted under this paragraph 11 shall be reduced to writing and signed by both parties. If Kumbier breaks the promise set forth in this paragraph and/or any additional written understanding as set forth above, Kumbier will reimburse the Company for the Settlement Amount set forth in paragraph 1.
12.    Kumbier further agrees that during the 12-month period following the Last Day (i.e., through April 3, 2021), regardless of whether Kumbier’s termination of employment is voluntary or involuntary or the reason therefore, Kumbier shall not on behalf of or in connection with any Competitive Business accept or perform any employment or service or provide any assistance, whether as an employee, consultant, contractor, agent, officer, director, investor, member or otherwise, in any position or capacity in which Kumbier’s knowledge of Company confidential information or trade secrets of the Company or personal association with the goodwill of the Company would reasonably be considered useful. In this regard, the parties expressly agree that by virtue of Kumbier’s prior, high-level duties for the Company, the forgoing necessarily and at a minimum precludes Kumbier from holding a senior level executive position relating to motorcycles for a Competitive Business. “Competitive Business” as used in this Agreement means any person, firm, corporation, or entity of any type other than the Company that: (a) is engaged in developing, making, marketing or selling: (i) two- or three-wheeled motorcycles; (ii) motorcycle parts, motorcycle accessories, and/or motorcycle clothing; or (iii) other motorcycle-related or motorcycle brand-identified products or services; and (b) markets or sells, or attempts, intends, or is reasonably expected to market or sell, directly or indirectly such as through a dealer or dealer network, any of these products or services in any Prohibited Territory. Examples of a Competitive Business provided for your convenience and subject to change in an evolving marketplace include, but are not limited to the following: KTM AG;

Exhibit 10.2
Husqvarna Motorcycles GmbH; Royal Enfield; Erik Buell Racing LLC; MV AGUSTA Motor S.p.A.; Parts Unlimited; Tucker Rocky Distributing; Polaris Industries, Inc.; Victory Motorcycles; Indian Motorcycle Company; Triumph Motorcycles Ltd.; Honda Racing Corporation; Yamaha Motor Co., Ltd.; Suzuki Motor Corporation; Kawasaki Motorcycle & Engine Company; Zero Motorcycles, Inc.; Brammo, Inc.; BMW Motorrad; Bombardier Recreational Products Inc.; Bajaj Auto Limited; TVS Motor Company Ltd.; The Hero Group, Ltd.; and Ural Motorcycles. Tesla, Inc. would be another example of a Competitive Business if Tesla is engaged in developing, manufacturing, marketing or selling a two- or three-wheeled motorcycle and/or related products or services. This non-exhaustive list of examples of competitive businesses does not limit the scope of the definition of Competitive Business provided above. “Prohibited Territory” shall mean any country in which the Company, at any time during the time period from April 3, 2018 through Last Day (a) directly or indirectly, such as through a dealer network, marketed or sold its motorcycles or motorcycle-related products or services, or (b) had documented plans to market or sell, directly or indirectly, its motorcycles or motorcycle-related products or services (unless such plans had been abandoned). Kumbier further agrees:

a.If Kumbier fails to comply with this noncompete promise, the Company will suffer irreparable harm and shall be entitled to an immediate injunction requiring Kumbier’s strict compliance with this promise.

b.If Kumbier fails to comply with this noncompete promise, Kumbier shall pay the Company a sum of $10,000 for every occasion that Kumbier engages in any conduct that fails to comply with this promise. Kumbier agrees that this promise is a material consideration for the Company’s willingness to enter into this Agreement and that the repayment of such monies in the event of a breach is a reasonable estimate of damages.

c.Kumbier shall provide reasonable advance written notice to the current or acting Vice-President, Human Resources for the Company before Kumbier becomes otherwise employed or performs any services for any person, firm, corporation or entity during the non-compete period (through April 3, 2021).

d.Kumbier shall contact the Vice President, Human Resources for Harley-Davidson, Inc. for confirmation of the expectations set forth in this paragraph if Kumbier has any concern that any of Kumbier’s actions may be considered a violation of this paragraph. Any understanding between Kumbier and the Vice President, Human Resources detailing specific conduct permitted under this paragraph 12 shall be reduced to writing and signed by both parties.

e.If Kumbier breaks the promise set forth in this paragraph and/or any additional written understanding as set forth above, Kumbier will reimburse the Company for the Settlement Amount.

Exhibit 10.2
13.    It is agreed and understood that Kumbier shall be solely responsible for any individual tax liability imposed on Kumbier for the payments made pursuant to this Agreement, except for any Company statutory tax withholding obligations.
14.    Kumbier understands that the obligations in her Notice of Award of Restricted Stock Units and Restricted Stock Unit Agreement Performance Share Agreement and Notice of Award of Performance Shares and Performance Shares Agreement (collectively “Kumbier’s Performance Share Agreements”) continue in full force and effect, and are not superseded by this Agreement. In the event that there is a conflict between the terms of paragraphs 11-12 of this Agreement and Kumbier’s Performance Share Agreements that cannot be resolved, then the terms of Kumbier’s Performance Share Agreements will be given precedence. Aside from Kumbier’s Performance Share Agreements as they relate to the subject matter of paragraphs 11-12, this Agreement, along with Attachments A and B, supersedes any previous agreements and sets forth the entire Agreement between Kumbier and the Company and the other Released Parties. No promises or oral or written statements have been made to Kumbier other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, then Kumbier, the Company and the other Released Parties desire that all other portions that can be separated from it or appropriately limited in scope, shall remain fully valid and enforceable.
15.    This Agreement may not and shall not be deemed or construed to have been modified, amended, rescinded, cancelled or waived in whole or in part except by a written instrument signed by all parties.
16.    Kumbier hereby acknowledges that the benefits provided in this Agreement are greater than those to which Kumbier is entitled by any contract, employment policy, or otherwise. Kumbier further acknowledges that she is entering into this Agreement knowingly and voluntarily, that Kumbier has at least twenty-one (21) days to consider this Agreement and that Kumbier is hereby advised to consult with an attorney prior to signing this Agreement. For a period of seven (7) days following Kumbier’s signing of this Agreement, Kumbier may revoke this Agreement by delivering a written notice of revocation to Jody Boquist, Littler Mendelson P.C., via email at jboquist@littler.com, no later than 1 p.m. on the eighth day after Kumbier signs this Agreement and, if that date should fall on a weekend or a legal holiday, no later than 1 p.m. on that first business day after the weekend or holiday. If Kumbier revokes this Agreement, it shall not be effective or enforceable, and Kumbier will not receive the benefits described in this Agreement. The payments described in this Agreement shall not be paid before the eighth day after Kumbier signs this Agreement with no revocation (the “Effective Date”).
17.    Kumbier acknowledges and represents that the Company has paid her in full for all wages, benefits and other compensation due and owing to her for all hours worked as a result of her employment with the Company, including without limitation, all overtime, bonuses, incentive compensation, meal and rest period premiums, business expenses and accrued vacation owed pursuant to statute, law or as a result of any agreement with the Company.
18.    Kumbier, as part of this Agreement, agrees to waive any right to current or future employment with the Company. Through this paragraph, Kumbier agrees to refrain from seeking or

Exhibit 10.2
attempting to seek employment and/or reinstatement with the Company or any of its current or former subsidiaries or affiliates, at any time following execution of this Agreement. If Kumbier seeks employment in violation of this paragraph and is hired, the parties agree that Kumbier’s employment will be null and void from its inception, she will be discharged, and that Kumbier shall have no recourse.
19.    In addition to this executed Agreement, Kumbier agrees to arrange for execution and delivery to the Company’s counsel, the Release of Attorneys’ Lien, attached hereto as Attachment B.

KUMBIER ACKNOWLEDGES THAT KUMBIER HAS READ THIS AGREEMENT, KUMBIER UNDERSTANDS IT, KUMBIER KNOWS IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND KUMBIER IS VOLUNTARILY ENTERING INTO IT.

/s/ Michelle Kumbier ________________________    August 14, 2020________________
Michelle Kumbier    Date

WITNESSED:

/s/ Derrick Kumbier ________________________    August 14, 2020________________
Witness’ Name    Date

HARLEY-DAVIDSON MOTOR COMPANY

By: /s/ Paul J. Krause ______________________    August 3, 2020________________
    Date
Title: CCO________________________________

Exhibit 10.2
ATTACHMENT A

Exhibit 10.2
ATTACHMENT B
RELEASE OF ATTORNEY’S LIEN

    As part of the foregoing Settlement and General Release Agreement, the undersigned attorney hereby waives and releases Harley-Davidson Motor Company and (as applicable) its subsidiaries, including, holding companies, predecessors, affiliates, related companies, divisions, successors, assigns, officers, directors, attorneys, employees, agents, trustees, representatives, and insurers (the “Released Parties”) from any and all claims for attorneys’ fees, by lien or otherwise, for legal services rendered by her in connection with any claims or causes of actions that Michelle Kumbier did bring or may have brought to date against the Released Parties.
    Riley Safer Holmes & Cancila LLP certifies that, to the best of its knowledge, no other person is entitled to any sum for attorneys’ fees in connection with the claims or causes of action (or potential claims or causes of action) described above.

Dated: August 14, 2020            By: /s/ Drahcir M. Smith
Drahcir M. Smith